ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation
JPAK GROUP, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:
SERIES A CONVERTIBLE PREFERRED STOCK

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 3(b) of the Certificate is amended and restated in its entirety as follows:

"(b) General Voting Rights

(i) Each holder of Series A Preferred Stock shall be entitled to vote on all matters, together with the holders of Common Stock, on an as converted basis, (A) the Common Stock issuable upon conversion of the Series A Preferred Stock held by such holder, plus (B) all other shares of Common Stock beneficially owned by the holder at such time; provided that such amount for each holder shall not exceed 9.9% of the total voting power with respect to any such matter, and provided further that such amount shall not be in excess of the amount which would cause the holder, its affiliates, any investment manager having discretionary investment authority over the accounts or assets of the holder, or any other person whose beneficial ownership would be aggregated with the holder's for purposes of Section 13 (d) or Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules (*FULL TEXT OF ALL AMENDMENTS TO CERTIFICATE OF DESIGNATION APPEARS ON EXHIBIT A HERETO*)

5. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required): X ____________________

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

TO

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION

OF

JPAK GROUP, INC.

SERIES A CONVERTIBLE PREFERRED STOCK

The Certificate of Designations of Jpak Group, Inc.'s Series A Convertible Preferred Stock (the "Certificate") is amended as follows:

Section 3(b) of the Certificate is amended and restated in its entirety as follows:

"(b) General Voting Rights.

(i) Each holder of Series A Preferred Stock shall be entitled to vote on all matters, together with the holders of Common Stock, on an as converted basis, (A) the Common Stock issuable upon conversion of the Series A Preferred Stock held by such holder, plus (B) all other shares of Common Stock beneficially owned by the holder at such time, provided that such amount for each holder shall not exceed 9.9% of the total voting power with respect to any such matter, and provided further that such amount shall not be in excess of the amount which would cause the holder, its affiliates, any investment manager having discretionary investment authority over the accounts or assets of the holder, or any other person whose beneficial ownership would be aggregated with the holder's for purposes of Section 13 (d) or Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock.

(ii) Except (A) with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above, (B) with respect to the general voting rights granted pursuant to Section 3(b)(i) above and (iii) as otherwise required by Nevada law, the Series A Preferred Stock shall have no voting rights.

(iii) The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock."

Section 7(b) of the Certificate is amended and restated in its entirety as follows:

"(b) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series A Preferred Stock (other than Vision for purposes of this Section 7(b)) convert shares of the Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder, its affiliates, any investment manager having discretionary investment authority over the accounts or assets of such holder, or any other persons whose beneficial ownership of Common Stock would be aggregated with such holder's for purposes of Section 13(d) and Section 16 of the Exchange Act, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series A Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the "Waiver Notice") that such holder would like to waive Section 7(b) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series A Preferred Stock, this Section 7(b) shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice."